Exhibit 99.1

QCP ACQUISITION

WELLTOWER INVESTOR Q&A

1.	What is the purchase price for Welltower’s acquisition of QCP?

Welltower Inc. (“Welltower”) has agreed to pay $20.75 for each issued and outstanding share of Quality Care Properties, Inc. (“QCP”) common stock (including any shares that are the subject of options to purchase common stock that will vest at closing) and to redeem QCP’s outstanding Series A Preferred Stock. In addition, Welltower has agreed that, if the acquisition has not closed by August 25, 2018, it will increase the per share compensation for each share of common stock by $0.006 for each day between August 25, 2018 and the closing date.

2.	Is QCP permitted to consider other acquisition offers?

QCP is permitted to actively solicit and consider alternative acquisition offers during the period from April 25, 2018 through June 9, 2018; this period is referred to as the “go-shop period”. After June 9, 2018, subject to specified exceptions, QCP is not permitted to actively solicit alternative acquisition offers and can only consider alternative acquisition offers in limited circumstances.

If QCP receives an alternative acquisition offer that it deems to be “superior” after consulting with its outside counsel and financial advisors, it can terminate the merger agreement with Welltower in order to pursue that offer. In order for an offer to be deemed to be superior, it must be more favorable to the QCP stockholders from a financial point of view, taking into account all factors deemed relevant by the QCP board, including timing and likelihood of completion of the transaction proposed by such alternative acquisition offer.

QCP is required to notify Welltower upon receipt of an offer that it believes is superior, and Welltower will then have four business days to match the offer.

If QCP terminates the merger agreement with Welltower to pursue a superior offer from a bidder that submitted a proposal during the go-shop period or with whom QCP is having ongoing negotiations regarding a proposal at the end of the go-shop period, it will be required to pay Welltower a termination fee equal to approximately $20 million. If QCP terminates the merger agreement with Welltower to pursue a superior offer from any other bidder, it will be required to pay Welltower a termination fee equal to approximately $60 million.

3.	How do Welltower’s acquisition of QCP and ProMedica’s acquisition of ManorCare relate to each other?

Welltower and ProMedica Health Systems, Inc. (“ProMedica”) believe that, because they are seeking to jointly acquire an operating company and the entity that owns and leases real property to that operating company, their individual acquisitions of QCP and HCR ManorCare, Inc. (“ManorCare”) will make commercial sense only if the other acquisition is also consummated. They have, accordingly, agreed with QCP and ManorCare that the two acquisitions will be cross-conditional and neither will close unless the other acquisition closes at the same time.

4.	What is the nature of Welltower’s relationship with ProMedica?

Welltower and ProMedica have agreed to be exclusive partners in connection with ProMedica’s acquisition of ManorCare and Welltower’s acquisition of QCP and have signed an exclusivity agreement that lasts through October 15, 2018. Each has agreed not to negotiate or discuss with third parties any other transaction that would conflict or interfere with their joint acquisitions of QCP and ManorCare. Welltower and ProMedica have also agreed to use their reasonable best efforts to consummate each of their transactions and not to amend or terminate their respective acquisition agreements without the other’s consent.

Following Welltower’s acquisition of QCP, Welltower and ProMedica will form a joint venture that will be 80% owned by Welltower, will own all the real property related to the ManorCare business, and will lease that real property to ManorCare (which will be owned by ProMedica at that time).

Welltower and ProMedica have agreed to share certain costs and expenses relating to the acquisitions of QCP and ManorCare, the formation of the joint venture and the leasing of the ManorCare real property. Welltower and ProMedica will also share any termination fee paid by QCP in accordance with the equity ownership split of their joint venture.

5.	What will happen if ProMedica’s acquisition of ManorCare fails to close?

If ProMedica’s acquisition of ManorCare fails to close, Welltower will not be required to close on its acquisition of QCP, but Welltower would, in certain circumstances, be required to pay a reverse termination fee to QCP.

If ProMedica’s plan to acquire ManorCare has not been confirmed by the bankruptcy court by June 29, 2018, QCP can choose to terminate its merger agreement with Welltower. If ProMedica’s acquisition of ManorCare has not closed by October 12, 2018 (other than as a result of the QCP acquisition not being ready to close), QCP can choose to terminate its merger agreement with Welltower. And if ProMedica’s acquisition of ManorCare is prevented from closing by a final, non-appealable court order (or other legal restraint) or if ProMedica’s alternative plan sponsor agreement (which governs the ManorCare acquisition) is terminated and QCP’s failure to comply with its obligations under the agreement is not the primary cause of such termination, QCP can choose to terminate its merger agreement with Welltower. In each of those instances, Welltower would be required to pay to QCP a reverse termination fee of $250 million (50% of which would be reimbursed to Welltower by ProMedica).

6.	When are the acquisitions expected to close?

QCP is required to file its draft proxy statement with the SEC by June 8, 2018 and to hold its shareholder vote as soon as reasonably practicable after the SEC has cleared its proxy statement. Welltower expects that ProMedica may take several months to obtain the necessary regulatory approvals to close its acquisition of ManorCare. Based on those factors, Welltower expects the acquisitions to close during the third quarter of 2018.

7.	What approvals are necessary to close the acquisitions?

The boards of directors of both Welltower and QCP have each approved the QCP acquisition unanimously. The parties will also need the approval of a majority of the QCP shareholders.

The boards of directors of both ProMedica and ManorCare have approved the ManorCare acquisition, and ManorCare’s majority equity holder is supportive of the transaction. Prior to closing, ProMedica will also need to obtain (i) confirmation of the plan implementing the transaction by the bankruptcy court overseeing ManorCare’s bankruptcy and (ii) certain state and federal regulatory approvals required to operate ManorCare’s facilities. Welltower expects that ProMedica may take several months to obtain these approvals.

8.	What is the status of the bankruptcy proceeding pursuant to which ProMedica will acquire ManorCare?

ManorCare has filed its amended chapter 11 plan of reorganization for approval by the United States Bankruptcy Court for the District of Delaware. Pursuant to the plan, upon the closing of the transactions contemplated by the alternative plan sponsor agreement, ProMedica will acquire 100% of the equity interests in ManorCare, all creditors other than QCP will be paid in full or have their claims reinstated, and existing equity holders of ManorCare will receive a share of $50 million (allocated in accordance with the plan). Upon the closing of the transactions contemplated by the alternative plan sponsor agreement, QCP will receive a deferred rent obligation payment of $440.2 million. On the effective date of the plan, ProMedica will contribute to ManorCare the funds necessary to pay the deferred rent obligation to QCP in the amount of $440.2 million, the funds necessary to repay the Centerbridge loan (at least $550 million), and the funds necessary to enable the $50 million payment to existing equity holders of ManorCare. The first step in the approval process was approval of the disclosure statement related to the plan. No party filed an objection to approval of the disclosure statement and, on May 18, 2018, the United States Bankruptcy Court for the District of Delaware entered an order approving the disclosure statement for the plan and the solicitation procedures for voting on the plan. The voting deadline and objection deadline for confirmation of the plan are both June 15, 2018 at 4:00 p.m. (ET), and the Court has scheduled a June 21, 2018 hearing to confirm the plan.

Forward Looking Statements and Risk Factors

This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” or similar expressions that do not relate solely to historical matters, they are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to ProMedica’s ability to close the HCR ManorCare transaction on currently anticipated terms, or within currently anticipated timeframes; Welltower’s ability to close the QCP transaction on currently anticipated terms, or within currently anticipated timeframes; and Welltower and ProMedica’s ability to access capital markets or other sources of funds. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from their expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the satisfaction of closing conditions to the QCP transaction; the satisfaction of closing conditions to the HCR ManorCare transaction, including the receipt of regulatory approvals and lender or third-party consents; the respective parties’ performance of their obligations under the transaction agreements; the receipt of applicable healthcare licenses and governmental approvals; unanticipated difficulties and/or expenditures relating to the transactions; the status of the economy; the status of capital markets, including availability and cost of capital; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; and other risks described in Welltower’s reports filed from time to time with the Securities and Exchange Commission. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

About Welltower

Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower®, a real estate investment trust (REIT), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.